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                                                                    EXHIBIT 10.6


                          STRATEGIC ALLIANCE AGREEMENT


               This Strategic Alliance Agreement (this "Agreement"), dated as of October 10, 1997 (the "Effective Date"), is by and between INTERVU INC., a Delaware corporation, ("InterVU"), and NBC MULTIMEDIA, INC., a Delaware corporation ("NBC").

                                    RECITALS

        A. Concurrently with the execution and delivery of this Agreement, and pursuant to the terms and conditions of that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") by and between InterVU and the National Broadcasting Company, Inc. ("NBCI"), which is NBC's parent company, InterVU shall issue and NBCI shall subscribe for and purchase 1,280,000 shares (the "Purchased Shares") of preferred stock of InterVU, Series G.

        B. As a condition to such issuance of the Purchased Shares by InterVU, and the purchase thereof by NBCI, the parties wish to enter into this Agreement pursuant to which, and subject to the terms and conditions set forth below, InterVU shall be the exclusive provider of technology and services for the distribution of, and audio/visual presentation to users of, entertainment (i.e., excluding sports, news and other non-entertainment programming) audio/video content (including audio only portions) by means of the Internet (as defined below), the distribution of which audio/video content (including audio only portions) are Controlled (as defined below) by NBC.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                    AGREEMENT

                             SECTION 1 - DEFINITIONS

               Certain Definitions. The following terms, as used herein, have the following meanings:

        "Adult Video Content" shall mean any audio and/or video material which is pornographic or which contains nudity, explicit sexual material or depictions of sexual acts any of which is beyond that normally broadcast over the NBC Television Network.

        "Common Stock" shall mean the common stock of InterVU, par value $.001 per share.

         "Control" shall mean, with respect to any distribution channel or source of any content, the ability to control, and the actual control, including the final approval right, of the presentation of content on such distribution channel or source.

        "Initial Public Offering" shall mean the first public offering of Common Stock to the general public which is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules



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and regulations promulgated thereunder, the aggregate proceeds of which exceed
Ten Million Dollars ($10,000,000).

        "Internet" shall mean (i) the distributed interactive computer network commonly referred to as the internet, and (ii) any other interactive on-line or distributed computer network distribution methods in their current form as of the date hereof, including, without limitation, America Online, @Home, Road Runner, CompuServe and Prodigy, that is supported by the InterVU Delivery System. The term Internet shall not include any traditional analog or digital broadcast or distribution medium (e.g., traditional analog or digital broadcast and digital or analog cable or satellite transmission) by which television, film, other audio/visual or textual programming is disseminated to viewers.

        "InterVU Logo" shall mean that registered design trademark of InterVU that is indicated on Exhibit A hereto or such other trademarks, service marks, designs or logos as InterVU may designate.

        "InterVU Site" shall mean, collectively, the World Wide Web site that has as its universal resource locator (URL) "www.intervu.net" and such other Internet sources, sites or "areas" as may be Controlled by InterVU hereafter.

        "InterVU Delivery Centers" shall mean the Internet file servers Controlled by InterVU that are used together with the InterVU Delivery System for the distribution of audio/video content (including audio only portions) to users over the Internet.

        "InterVU Delivery System" shall mean the on-demand audio/video content (including audio only portions) transmission and distribution network system developed by InterVU and more fully described on Exhibit B hereto.

        "MSNBC" shall mean MSNBC Interactive News L.L.C., MSNBC Cable L.L.C. or any entity which is a successor of the business of such entities.

        "NBC Internet Sites" shall mean the world wide site operated by NBC with the URL address of www.nbc.com ("NBC.com") and those aspects of the NBC Interactive Neighborhood syndication platform which are Controlled by NBC ("NBC-IN").

        "Revenue Sharing Area" shall mean a new "area" to be created and placed by NBC upon NBC.com in connection with this Agreement, including all pages, HTML documents or other screens or interfaces within such "area", which will be designed solely to allow (a) the distribution, transmission or making available for downloading NBC Audio/Video Clips, (b) the promotion, marketing or advertising of the availability of NBC Audio/Video Clips for distribution, transmission or downloading, and/or (c) the promotion, marketing or advertising of the NBC/InterVU business relationship and which will be mutually agreed upon by the parties. In addition, if the parties are able to mutually agree upon any additional Internet sites or "areas" which have the characteristics described in the previous sentence, then each such new site or "area" shall also be considered a Revenue Sharing Area for purposes hereof.



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        1.1 Other definitions. The following terms shall have the meanings defined for such terms in the Sections set forth below:


                 Term                                             Section
                 ----                                             -------
                 Costs                                            3.1.1
                 InterVU Advertising                              5.1
                 Net Revenues                                     4.2
                 NBC Audio/Video Clip                             2.1
                 Prepayment                                       4.4
                 Production Costs                                 4.4
                 Referral Fees                                    5.2.2
                 Revised Standards                                2.4.2

                        SECTION 2 - DELIVERY OF SERVICES

        2.1 Preparation, Delivery of Content. NBC shall create digital versions of all entertainment (i.e., excluding sports, news and other non-entertainment programming) audio/video content (including audio only portions) that it desires to make available for downloading, to distribute or to transmit via NBC Internet Sites ("NBC Audio/Video Clip"), provided that for a period of six (6) months following the Effective Date InterVU shall provide such digitization services required to create digital versions of the NBC Audio/Video Clips, up to a maximum of fifty (50) one-minute video clips per month of encoding (per format), the expense of which shall be included as a Cost within the cost sharing provisions of Section 3.1. NBC shall determine the data format (e.g., MPEG or ASF ) in which the NBC Audio/Video Clip shall be transmitted and, if applicable, the video viewing software products with which the NBC Audio/Video Clip shall be compatible (e.g., "Real Video" or "NetShow"); provided, however, that such NBC Audio/Video Clip shall be compatible with, and shall be capable of being distributed from and viewed by means of, the InterVU Delivery System from InterVU Delivery Centers as long as InterVU supports any data format and/or video viewing software products reasonably required by NBC within a reasonable time after new versions of such products are released, including the streaming products of the following entities: Apple, Real Networks, Macromedia, Microsoft, VDO, Vivo Software and VXtreme. InterVU shall provide technical assistance to NBC in connection with the digitization of the NBC Audio/Video Clip by NBC including without limitation providing a description of any needed technical standards or other specifications and providing a reasonable amount of training for the NBC personnel who will be responsible for such digitization. InterVU agrees that it shall provide NBC with a designated InterVU employee who will be made reasonably available to NBC's technical and other personnel in connection with the activities described herein.

        2.2 Placement of NBC Audio/Video Clips. Subject to Section 2.5, NBC may from time to time make NBC Audio/Video Clips available to users over the Internet from such Internet sources as NBC elects as set forth in this Section 2.2.

                2.2.1 NBC shall from time to time provide copies of all NBC Audio/Video Clips to InterVU for distribution to, and storage at, each of the InterVU Delivery Centers. InterVU may distribute additional copies of NBC Audio/Video Clips to, and store at, additional




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        InterVU Delivery Centers as they are made available for access via the
        Internet. In the event that any existing NBC Audio/Video Clip is changed, NBC shall provided updated or replacement copies for such NBC Audio/Video Clip, whereafter InterVU shall within a reasonably prompt period, not to exceed thirty (30) minutes from the time of InterVU's receipt thereof (or such later time as NBC may specify), make any and all such updated or replacement NBC Audio/Video Clips available from all of the then-available InterVU Delivery Centers. In addition, during the time period when InterVU is providing digitization services pursuant to
        Section 2.1, InterVU shall both digitize any updated and replacement NBC Audio/Video Clips specifically indicated by NBC and make such updated or replacement NBC Audio/Video Clips available from all of the then-available InterVU Delivery Centers within a time period not to exceed one (1) business day (or such later time as NBC may specify). NBC shall determine, and shall provide sufficiently detailed information to InterVU describing, the schedule of when each of such NBC Audio/Video Clips shall be made accessible to users.

                2.2.2 NBC shall, in its sole discretion but subject only to
        Section 6.1, determine what materials and content shall be incorporated into the NBC Audio/Video Clips. NBC may at any time and from time to time, direct InterVU to remove, restrict or prevent access to any NBC Audio/Video Clip by means of the InterVU Delivery System.

        2.3 Delivery Services. InterVU shall store the NBC Audio/Video Clips at each of the InterVU Delivery Centers as set forth above and shall transmit the NBC Audio/Video Clips on demand to users via the Internet in response to requests from such users. The InterVU Delivery System shall provide a successful user connection rate of at least, or greater than, ninety-eight percent (98%), and from time to time, InterVU shall provide verification to NBC of such rate within a reasonable time period following a request therefor from NBC. As of the date hereof, the InterVU Delivery System shall, in addition to any specifications set forth within the body of this Agreement, conform to the specifications set forth on Exhibit B hereto, provided, however, that NBC acknowledges that such specifications shall be subject to change as long as the overall level of quality of the services provided by InterVU hereunder, including, but not limited to, the capacity levels and user connection success rates, is not reduced.

        2.4 Maintenance, Support.

                2.4.1 InterVU Delivery Centers. Subject only to Section 3, InterVU shall be solely responsible for the design, maintenance, support, upkeep and administration of the InterVU Delivery Centers.

                2.4.2 InterVU Delivery System. Subject only to Section 3, InterVU shall be solely responsible for the design, maintenance, support, upkeep and administration of the InterVU Delivery System. InterVU may update, upgrade and/or revise the InterVU Delivery System at any time in its sole discretion. In the event of any such update, upgrade or revision, InterVU shall provide NBC with a description of any needed technical standards or other specifications (the "Revised Standards") that will thereafter be required by NBC in order to ensure that subsequent NBC Audio/Video Clips are compatible with the InterVU Delivery System; provided, however, that such Revised Standards must give NBC the ability to provide NBC Audio/Video Clips using any of the formats and/or software described in



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        Section 2.1 and must retain the overall level of quality of the services provided by InterVU hereunder, including, but not limited to, the capacity levels and user connection success rates, and if the imposition of such Revised Standards would require NBC to assume any additional costs in connection with its activities described herein, the parties shall mutually agree upon how such additional NBC costs will be shared between the parties.

        2.5 Restrictions. Without limiting any of the other terms or conditions set forth in this Agreement, NBC shall not make, and InterVU shall not be required to make, any NBC Audio/Video Clip stored at an InterVU Delivery Center or utilizing the InterVU Delivery System accessible from any source or other distribution channel other than on the Internet.

        2.6 Exclusivity. Except as otherwise provided in this Agreement or unless otherwise agreed by InterVU in writing in advance, during the Exclusive Term (as hereinafter defined) NBC will not make available for transmission over the Internet any entertainment (i.e., excluding sports, news and non-entertainment programming) audio/video content (including audio only portions), other than audio/video content, including clips and digital files, of less than 5 seconds if measured by duration or of some other reasonably small number of bytes if measured by file size, in any audio/visual format to users via NBC Internet Sites unless such entertainment audio/video content is being made available for transmission over the Internet pursuant to this Agreement; provided, however, that the parties acknowledge that this Section 2.6 shall in no way prevent NBC from providing NBC Audio/Video Clips or any other kind of entertainment audio/video clips or other materials for unrestricted use on, or distribution via, any Internet site or "area" which is not an NBC Internet Site. If InterVU is unable to provide the services described herein to NBC for a period of more than twenty-four (24) hours or is unable to provide the amount and level of service required by NBC at any time, including, but not limited to, the number of concurrent audio/video streams required by NBC, then notwithstanding the terms hereof, NBC may obtain such services from any third party until such time as InterVU is able to adequately provide such services (following a reasonable transition period from the third party back to InterVU) or NBC terminates this Agreement as provided in Section 2.8.5 below. In addition, while NBC agrees that it will use commercially reasonable efforts to utilize InterVU's services as described herein in connection with all of its activities involving the transmission over the Internet of entertainment audio/video content via NBC Internet Sites as required above, if any of the type of distributors described in the definition of "Internet" above cannot or refuse to permit NBC to utilize InterVU's services in connection with their particular distribution method or InterVU is not able to provide such services in connection with such particular distribution method at a level of quality reasonably comparable to that of other relevant third party providers, then NBC shall not be bound by the terms of this Section 2.6 in connection with such distribution method.

        2.7 Exclusive Term. The term of this Agreement (the "Exclusive Term") shall be the period beginning on the Effective Date and ending on the second anniversary of the Effective Date, provided, however that if certain mutually agreed cost and revenue goals are established and met, then the Exclusive Term shall be automatically extended until the fourth anniversary of the Effective Date. The parties shall meet and consult with one another in good faith and shall make good faith efforts to determine such cost and revenue goals on or before the first anniversary of the Effective Date.



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        2.8 Early Termination.

                2.8.1 Prior to an Initial Public Offering. During the Exclusive Term and prior to the consummation of an Initial Public Offering, NBC may terminate this Agreement without cause by giving ninety (90) days prior written notice to InterVU. Any such notice must be accompanied by, and actual termination of this Agreement at the end of the ninety (90) days shall be expressly conditioned upon, NBCI's or NBC's return, for no compensation, of the following number of Purchased Shares in the following periods: (i) all 1,280,000 of the Purchased Shares, if notice is given in months one (1) through six (6) of the Exclusive Term; (ii) 900,000 of the Purchased Shares, if notice is given in months seven (7) through twelve (12) of the Exclusive Term, (iii) 380,000 of the Purchased Shares, if notice is given in months thirteen (13) through twenty-four (24) of the Exclusive Term and (iv) no Purchased Shares, if notice is given after month twenty-four (24) of the Exclusive Term if such term is extended as provided herein; provided, however, that neither NBCI nor NBC shall be required to return any such Purchased Shares until such date as NBC receives all of the Prepayments owed pursuant to Sections 4.4 and 4.5.1.

                2.8.2 Following an Initial Public Offering. Any time after the date on which InterVU consummates an Initial Public Offering which is during the Exclusive Term, NBC may terminate this Agreement without cause by giving ninety (90) days prior written notice to InterVU. Any such notice must be accompanied by, and actual termination of this Agreement at the end of the ninety (90) days shall be expressly conditioned upon, NBCI's or NBC's return, for no compensation, of either
        (i) all of the shares of InterVU Common Stock held by each party, or both parties, if such termination becomes effective prior to the date which is three (3) months following the Effective Date and NBC has not for at least a three (3) month period complied with the intent of this Agreement or, at a minimum, displayed a button or link containing a copy of the InterVU Logo somewhere on NBC.com, the location of which shall be selected by NBC in its sole discretion, or (ii) 600,000 shares of InterVU Common Stock if such termination becomes effective at any other time during the first two (2) years of the Exclusive Term; provided, however, that neither NBCI nor NBC shall be required to return any such Common Stock until such date as NBC receives all of the Prepayments owed pursuant to Sections 4.4 and 4.5.1.

                2.8.3 Following a Material Breach by NBC. In the event that NBC commits a material breach of this Agreement, InterVU shall provide NBC with written notice of such breach, and if NBC fails to cure such breach within thirty (30) days of receipt of such written notice, this Agreement shall immediately terminate at the end of such cure period. Upon a termination pursuant to this Section 2.8.3, NBC shall return the Purchased Shares, if any, which it would have been otherwise required to return pursuant to the terms of Section 2.8.1 or Section 2.8.2, whichever is relevant. This right of termination shall be in addition to all other rights and remedies at law or in equity.

                2.8.4 Following a Material Breach by InterVU. In the event that
        (i) the services provided by InterVU hereunder materially decline below industry standards or fail to conform to the specifications in Exhibit B hereto or any Revised Standards or (ii) InterVU provides any audio/video material other than NBC Audio/Video Clips to NBC's users or provides any



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        NBC Audio/Video Clips in a manner not approved by NBC, NBC shall notify
        InterVU of such fact in writing, and if InterVU fails to cure such problem in a manner which is reasonably satisfactory to NBC within ten
        (10) business days of its receipt of such written notice and such failure to cure is not due to circumstances beyond the Control of InterVU, this Agreement shall immediately terminate at the end of such cure period. In the event that InterVU commits any other material breach of this Agreement not described above, which breach is material, NBC shall provide InterVU with written notice of such breach, and if InterVU fails to cure such breach within thirty (30) days of its receipt of such written notice, this Agreement shall immediately terminate at the end of such cure period. Upon a termination pursuant to the terms of this
        Section 2.8.4, NBC shall not be required to return the Purchased Shares, if any, which it would have been otherwise been required to return pursuant to the terms of Section 2.8.1 or 2.8.2. This right of termination shall be in addition to all other rights and remedies at law or in equity.

        2.9 Adult Video Content.

                2.9.1 Distribution. InterVU represents and warrants that the InterVU Delivery Centers and the InterVU Delivery System are not currently used, and shall not be used in the future, in connection with the encoding or distribution of Adult Video Content. If InterVU allows the InterVU Delivery Centers and/or the InterVU Delivery System to be used to encode and/or distribute any Adult Video Content, about which InterVU has notice of any kind, then it shall immediately provide NBC with written notice of such fact which notice shall be effective as of the date described in Section 8.10. In addition, if NBC determines, in its sole discretion, that the InterVU Delivery Centers and/or the InterVU Delivery System are being used to encode and/or distribute Adult Video Content, then NBC shall notify InterVU of such fact which notice shall be effective as of the date described in Section 8.10. In either case, InterVU shall have five business (5) days from the effective date of such notice to discontinue such encoding and/or distribution to NBC's satisfaction. If InterVU fails to do so within such time and if, at such time, whether pursuant to the Stock Purchase Agreement, an effective registration statement or Rule 144 (i) NBCI or NBC, as the case may be, may not immediately sell all of the Purchased Shares or Conversion Shares held by it or (ii) NBC is precluded from immediately selling all of the Common Stock purchased by it in the Directed Offering (as all such terms are defined in the Stock Purchase Agreement), then such failure shall constitute a breach of this Section 2.9.1, and NBC shall have the option of exercising the remedies set forth below in Section 2.9.2.

                2.9.2 Remedies. InterVU hereby acknowledges the extreme importance to NBC and NBCI of InterVU's agreement not to permit the encoding or distribution of Adult Video Content as described herein. Therefore, the parties agree that money damages, which the parties agree would be substantial and irreparable, would not be a sufficient remedy for any breach by InterVU of the terms of Section 2.9.1, and NBC shall be entitled to, and InterVU shall not oppose, specific performance and immediate injunctive relief, as well as any other appropriate equitable relief, in connection therewith without the requirement of posting a bond or other security. In addition to any of the applicable indemnity obligations described in Section 7.2, InterVU agrees that it shall reimburse NBC for any and all reasonable legal or other costs and expenses incurred by NBC in




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        connection with NBC's seeking and/or obtaining such specific performance or injunction as described in this Section 2.9.2. The remedies described in this Section 2.9.2 shall not be deemed to be the exclusive remedies for a breach of Section 2.9.1 by InterVU, but shall be in addition to all other remedies available at law or in equity to the parties hereto.

                            SECTION 3 - COST SHARING

        3.1 Cost Sharing, Contribution.

                3.1.1 Prior to an Initial Public Offering. Beginning on the Effective Date and prior to the consummation of an Initial Public Offering, InterVU shall bear the cost of servicing NBC as described herein, including without limitation all out of pocket expenses and man-hours plus an allocation of related overhead which shall be deemed to be equal to twenty percent (20%) of the total out of pocket expenses and man hours (the "Costs") incurred during each calendar month, up to a maximum aggregate amount of $10,000 per month (representing, as of the Effective Date, the approximate Cost of delivering at least 100 gigabytes). If additional delivery capacity or other InterVU services are needed, InterVU shall notify NBC in writing, and InterVU and NBC shall negotiate in good faith the percentage of such Costs to be paid by each party if NBC chooses to continue to provide NBC Audio/Video Clips during such month. InterVU may elect not to expend more than $10,000 per month on Costs; however, upon such election, NBC shall be permitted to use additional delivery services from third parties notwithstanding the exclusivity provisions of Section 2.6 herein.

                3.1.2 Following an Initial Public Offering. For each full calendar month, or pro rated portion thereof, beginning on date on which InterVU consummates an Initial Public Offering, NBC shall reimburse InterVU for the Costs, if any, actually incurred by InterVU in connection with the actual delivery of NBC Audio/Video Clips as described hereunder during each calendar month; provided, however, that NBC shall only be required to reimburse Costs in excess of $10,000 per month in the aggregate if either (i) such Costs are approved by NBC in writing in advance or (ii) are incurred by InterVU in connection with projects, operations or activities that have been approved by NBC in advance in a writing which describes the amount of additional Costs which will be incurred in connection with such projects, operations or activities.

                3.1.3 Nature of Payments. All payments of Costs hereunder shall be in addition to all other payment obligations between the parties.

        3.2 Accounting Records.

                3.2.1 Invoicing. With respect to all Costs that are to be reimbursed by NBC pursuant to Section 3.1 or standard rates that are to be paid by NBC pursuant to Section 4.3, InterVU shall deliver an invoice to NBC with respect to such amounts within ten (10) days after the end of the monthly accounting period in which such Costs were incurred or to which such standard rates apply and NBC shall pay such invoices within forty-five (45) days after receipt of such invoice from InterVU. Any failure by NBC to pay the amounts set forth in an invoice shall be a material breach of this Agreement in the event that NBC does not cure such failure in full within thirty (30) days of receipt of written notice of such breach.



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                3.2.2 Audit. NBC shall have the right, at its expense and on thirty (30) days written notice, to have an independent certified public accountant audit the records of InterVU to verify the information stated on the monthly invoice. Records subject to audit under this Section
        3.2.2 shall extend no more than three (3) years prior to the request date. If such audit indicates an overbilling by InterVU, InterVU shall promptly reimburse NBC for the amount overbilled. If such overbillings are greater than five percent (5%) of the total invoice amount, pursuant to Section 3.1 above, with respect to such audited periods, InterVU shall also reimburse NBC for the cost of the audit. NBC may exercise its right to audit no more than once per year or once per quarter for the four quarters following any quarter in which an audit indicated an overbilling of greater than five percent (5%). Audit scheduling shall be by mutual agreement (which agreement shall not be unreasonably withheld) and must be completed within ten (10) working days. Copies of all audit reports shall be furnished to both InterVU and NBC and shall be considered confidential information of InterVU.

                        SECTION 4 - REVENUE SHARING AND ADVERTISING COSTS

        4.1 Incorporation of NBC Audio/Video Clips into Sites. Subject to
Section 2.5, NBC may make the NBC Audio/Video Clips available to users over the Internet from such Internet sources as NBC elects.

        4.2 Revenue Sharing. InterVU shall be entitled to receive, and NBC shall pay to InterVU within forty-five (45) days of the end of each quarterly accounting period, thirty percent (30%) of the total of all actual NBC receipts in cash from advertising, transactions and subscriptions directly attributable to any Revenue Sharing Area less discounts, bad debts, sales taxes, actual returns, agency commissions, and all out of pocket expenses and man-hours directly incurred in connection with creating (other than expenses related to the creation of any relevant web site), selling and fulfilling such advertising, transactions and subscriptions ("Net Revenues"). In addition, if NBC receives any barter from third parties, that is not barter that the parties reasonably agree accrues to the benefit of the Revenue Sharing Area, in exchange for placing advertising or promotional material in any Revenue Sharing Area ("Barter Ads"), then NBC shall use reasonable efforts to first attempt to share thirty percent (30%) of such Barter Ads with InterVU if permissible, and then, to the extent that NBC cannot do so, to provide InterVU with an amount of comparable advertising or promotion on the NBC Internet Sites or on any Internet site on which NBC Controls the placement of advertising and makes available to InterVU for the purposes hereof so that InterVU receives total Barter Ads equal to thirty percent (30%) of the total amount of Barter Ads provided to third parties.

        4.3 Election to Pay Standard Rates. With regard to any Internet source, site or "area" that would otherwise be a Revenue Sharing Area, NBC may elect, at any time, for any such site to pay for InterVU's service at video service delivery rates which are at least as favorable as the most favorable video service delivery rates offered to any other third party by InterVU, other than certain short term (i.e, no more than six (6) month) promotional video service delivery rates offered by InterVU from time to time, and such site shall thereafter no longer be subject to revenue sharing pursuant to Section 4.2 hereof.

        4.4 Production Cost and Advertising Contribution. Upon the completion of the events described in Section 2 of the Stock Purchase Agreement, InterVU shall become fully obligated to



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pay to NBC a total of Two Million Dollars ($2,000,000) in a series of non-refundable payments to NBC (the "Prepayments") as described below in Section
4.5 as payment for and prepayment of (i) the costs of producing and operating the Revenue Sharing Area (the "Production Costs") both prior to and following the date of the events described in Section 2 of the Stock Purchase Agreement which Production Costs may include, but shall not be limited to, costs related to NBC's fully-loaded personnel costs, out of pocket costs, costs for content needed for the Revenue Sharing Area, reasonable allocated overhead costs and a management fee to be paid to NBC in return for its services equal to twenty percent (20%) of all production and operation costs and/or (ii) the costs of advertising and promotions, including any expenses related thereto, to be placed by InterVU for its own use from NBC for placement on the NBC Internet Sites or for placement on any Internet site on which NBC Controls the placement of advertising and makes available to InterVU for the purposes hereof (the "InterVU Advertising") over a three (3) year period following the date of payment thereof. Placement of InterVU Advertising on NBC Internet Sites shall be subject to the availability of inventory thereon, compliance with NBC's standard terms, conditions and policies, a requirement that all pre-paid amounts be utilized within a three (3) year period, and the completion of the events described in
Section 2 of the Stock Purchase Agreement, provided that NBC shall not be required to provide any such InterVU Advertising at any particular time if NBC has already fully earned the total amount of Prepayments actually made to NBC by InterVU up to such time. The parties agree that the InterVU Advertising, and any expense related thereto, shall be valued at NBC's customary rates offered to third party advertisers as in effect at the time that such InterVU Advertising is displayed, provided that certain short term (i.e, no more than six (6) month) promotional rates offered by NBC from time to time shall not be considered when determining such customary rates. InterVU's obligation to make the Prepayments, and NBC's obligation to provide InterVU Advertising and/or incur Production Costs up to the amount of the Prepayment shall survive the termination of this Agreement.

        4.5 Payments and Accounting Records.

                4.5.1 Payment of Prepayments. InterVU shall be obligated to make the following payments to NBC in connection with the Prepayments on the indicated dates: Seven Hundred and Fifty Thousand Dollars ($750,000) immediately upon the completion of a Directed Offering; Five Hundred Thousand Dollars ($500,000) upon the end of the first calendar quarter occurring after the successful completion of the Directed Offering (regardless of the actual amount of time between the Directed Offering and the end of the quarter); Five Hundred Thousand Dollars ($500,000) upon the end of the second calendar quarter occurring after the successful completion of the Directed Offering; and Two Hundred and Fifty Thousand Dollars ($250,000) upon the end of the third calendar quarter occurring after the successful completion of the Directed Offering; provided, however that if this Agreement is terminated for any reason all unpaid Prepayments shall become immediately due and payable to NBC.

                4.5.2 Quarterly Reports. NBC shall maintain complete and accurate records of all information necessary to calculate the Net Revenues, the Production Costs and the price of any InterVU Advertising as well as the expenses related thereto run during such quarter, including without limitation copies of all invoices, billing records and payment records. NBC shall submit a report to InterVU containing the above information with each quarterly



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        payment, if any, to InterVU. Such report shall also reflect the amount of the Prepayment, if any, that has been earned by NBC over such quarter in connection with the Production Costs and the InterVU advertising.

                4.5.3 Audit. InterVU shall have the right, at its expense and on thirty (30) days written notice, to have an independent certified public accountant audit the records of NBC to verify the information provided in the quarterly reports. Records subject to audit under this Section
        4.5.2 shall extend no more than three (3) years prior to the request date. If such audit indicates an underpayment or overbilling by NBC, NBC shall promptly make the necessary corrective payments. If such underpayments or overbillings are greater than five percent (5%) of the shared revenues or billings that were required to have been paid, pursuant to Section 4.2 or 4.4 above, with respect to such audited periods, NBC shall also reimburse InterVU for the cost of the audit. InterVU may exercise its right to audit no more than once per year or once per quarter for the four quarters following any quarter in which an audit indicated an underpayment or overbilling of greater than five percent (5%). Audit scheduling shall be by mutual agreement (which agreement shall not be unreasonably withheld) and must be completed within ten (10) working days. Copies of all audit reports shall be furnished to both NBC and InterVU and shall be considered confidential information of NBC.

                       SECTION 5 - PROMOTIONAL OBLIGATIONS

        5.1 Promotional Obligations of NBC.

                5.1.1 Promotion. NBC shall use commercially reasonable efforts to promote InterVU, the InterVU Delivery Centers and the InterVU Delivery System in conjunction with Internet advertising promotions involving InterVU's dissemination of NBC Audio/Video Clips over the Internet wherever NBC believes, in its reasonable discretion, that it is appropriate. Any button or link by which an user may initiate the downloading and viewing of an NBC Audio/Video Clips on an NBC Internet Site shall (i) include on or nearby (i.e., on the same page) such button or link a copy of the InterVU Logo which shall be in a form and size to be mutually agreed upon by the parties and which shall be a link to the InterVU Site, and (ii) conform to any reasonable technical specifications provided by InterVU with respect to compatibility with the InterVU Delivery System (e.g., information necessary for an user to access the appropriate InterVU Delivery Center as determined by the InterVU Delivery System).

                5.1.2 Referral. For a period of two (2) years after the Effective Date, NBC shall use commercially reasonable efforts to introduce InterVU, the InterVU Delivery Centers and the InterVU Delivery System to the television stations associated with the NBC Television Network and to refer other programming opportunities for the Internet to InterVU to the extent that NBC believes, in its reasonable discretion, such introductions or referrals are appropriate. For each such referral, NBC shall receive a commission from InterVU for a period of two (2) years after the commencement of a service relationship between InterVU and the company referred to InterVU by NBC, in an amount equal to ten percent (10%) of



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

        InterVU's video delivery service revenue (but not production fees) generated from such referral (the "Referral Fees").

        5.2 Promotional Obligations of InterVU.

                5.2.1 NBC Link. NBC authorizes InterVU to, and InterVU shall, include on the multimedia manager of the InterVU Site an "NBC" icon which links to the World Wide Web site that has as its universal resource locator (URL) "www.nbc.com".

                5.2.2 Advertising. For a period of four (4) years after the Effective Date, InterVU shall use commercially reasonable efforts to offer NBC the right to place video advertising InterVU procures for the InterVU Site and other web sites serviced by InterVU on the NBC Internet Sites in exchange for payments to NBC at InterVU's customary rates and terms.

        5.3 Accounting Records.

                5.3.1 Quarterly Reports. InterVU shall maintain complete and accurate records of all information necessary to calculate the Referral Fees and any amounts owed by InterVU pursuant to Section 5.3.2, including without limitation copies of all invoices, billing records and payment records with respect to the service fees incurred by entities referred to InterVU by NBC and any advertising provided by NBC for which InterVU owes payment. InterVU shall submit a report to NBC containing the above information with each quarterly payment to NBC.

                5.3.2 Audit. NBC shall have the right, at its expense and on thirty (30) days written notice, to have an independent certified public accountant audit the records of InterVU to verify the information provided in the monthly reports. Records subject to audit under this
        Section 5.3.2 shall extend no more than three (3) years prior to the request date. If such audit indicates an underpayment by InterVU, InterVU shall promptly make the necessary corrective payments. If such underpayments are greater than five percent (5%) of the shared revenues that were required to have been paid, pursuant to Sections 5.2.2 or
        5.3.1 above, with respect to such audited periods, InterVU shall also reimburse NBC for the cost of the audit. NBC may exercise its right to audit no more than once per year or once per quarter for the four quarters following any quarter in which an audit indicated an underpayment of greater than five percent (5%). Audit scheduling shall be by mutual agreement (which agreement shall not be unreasonably withheld) and must be completed within ten (10) working days. Copies of all audit reports shall be furnished to both NBC and InterVU and shall be considered confidential information of InterVU.

                     SECTION 6 - REPRESENTATIONS AND WARRANTIES; LIMITATIONS

        6.1 NBC's Representation and Warranty. NBC hereby represents and warrants to InterVU, as of Effective Date, as of each date on which NBC continues or adds new or modified NBC Audio/Video Clips to be hosted by use of the InterVU Delivery Centers and the InterVU Delivery System, and as of each date on which the Exclusive Term of this Agreement is actually extended pursuant to Section 2.7 above, that, to the best of NBC's knowledge, none of the NBC Audio/Video Clips (i) violate any international, United States, foreign, state, local or other applicable law,



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regulation, rule or order of any applicable regulatory authority or court of competent jurisdiction, (ii) infringe or constitute the unauthorized use of any patent right, copyright, trademark, service mark, trade name or other intellectual property right of any third party, (iii) constitute, are based on or involve the misappropriation of any trade secret or other intellectual property right of any third party, or (iv) are used for or involve any defamatory, threatening or obscene purpose.

        6.2 InterVU's Representation and Warranty. InterVU hereby represents and warrants to NBC, as of Effective Date, as of each date on which NBC continues or adds new or modified NBC Audio/Video Clips to be hosted by use of the InterVU Delivery Centers and the InterVU Delivery System, and as of each date on which the Exclusive Term of this Agreement is actually extended pursuant to Section
2.7 above, that, to the best of InterVU's knowledge, neither the InterVU Delivery Center nor the InterVU Delivery System (i) violate any international, United States, foreign, state, local or other applicable law, regulation, rule or order of any applicable regulatory authority or court of competent jurisdiction, (ii) infringe or constitute the unauthorized use of any patent right, copyright, trademark, service mark, trade name or other intellectual property right of any third party, (iii) constitute, are based on or involve the misappropriation of any trade secret or other intellectual property right of any third party, (iv) are used for or involve any defamatory, threatening or obscene purpose, (v) will contain computer viruses and material crash bugs in any form or (vi) will adversely affect the operation of the NBC Internet Sites in any material manner. In addition, InterVU also represents and warrants to NBC at all times during the Exclusive Term of this Agreement that the InterVU Delivery Centers and the InterVU Delivery System (i) will be operated and maintained with professional diligence and skill and in a manner consistent with high industry standards and (ii) will operate substantially as described in this Agreement, including Exhibit B hereto and any Revised Standards.

        6.3 LIMITATION OF LIABILITY. THE LIABILITY OF EITHER PARTY FOR ANY BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNTS ACTUALLY PAID BY NBC TO INTERVU UNDER THIS AGREEMENT EXCEPT UNDER THE INDEMNITY PROVISIONS OF SECTION
7.1 AND 7.2 BELOW. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT. EXCEPT FOR THE PAYMENT OF ANY MONIES OWED UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE HELD LIABLE OR RESPONSIBLE TO THE OTHER PARTY, NOR BE DEEMED TO HAVE DEFAULTED UNDER OR BREACHED THIS AGREEMENT, FOR FAILURE OR DELAY IN FULFILLING OR PERFORMING ANY TERM OF THIS AGREEMENT TO THE EXTENT, AND FOR SO LONG AS, SUCH FAILURE OR DELAY IS CAUSED BY OR RESULTS FROM CAUSES BEYOND THE REASONABLE CONTROL OF THE AFFECTED PARTY INCLUDING BUT NOT LIMITED TO FIRE, EARTHQUAKES, FLOODS, EMBARGOES, WAR, ACTS OF WAR (WHETHER WAR BE DECLARED OR NOT), INSURRECTIONS, RIOTS, CIVIL COMMOTIONS, STRIKES, LOCKOUTS, OR OTHER LABOR DISTURBANCES, ACTS OF GOD, ACTS, OMISSIONS OR DELAYS IN ACTING BY ANY GOVERNMENTAL AUTHORITY OR THE OTHER PARTY.



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

                           SECTION 7 - INDEMNIFICATION

        7.1 Indemnity. NBC shall defend, indemnify and hold harmless InterVU and its affiliates, directors, employees, agents, shareholders and subcontractors against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including governmental authority) arising from or relating to (i) any misrepresentation or breach of warranty by NBC hereunder, or
(ii) the breach by NBC of any obligation hereunder.

        7.2 Indemnity. InterVU shall defend, indemnify and hold harmless NBC and its affiliates, directors, employees, agents, shareholders and subcontractors against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including governmental authority) arising from or relating to (i) any misrepresentation or breach of warranty by InterVU hereunder, or (ii) the breach by InterVU of any obligation hereunder.

                            SECTION 8 - MISCELLANEOUS

        8.1 Service Usage Statistics. InterVU shall obtain the prior written permission of NBC, which permission shall not be unreasonably withheld, in order to distribute usage statistics of NBC Internet Sites to selected recipients, and such permission shall be conditioned upon InterVU's agreement not to identify NBC by name.

        8.2 Use of Name. Subject to Section 8.4, InterVU shall have the right to use the name of NBC for InterVU's own promotional use with prior written authorization by NBC except as required by law.

        8.3 No Historical Archival of Content. While InterVU backs up its server computers as a regular part of its internal systems administration, the InterVU Delivery Centers are for hosting and displaying of customers' audio/video content, including NBC Audio/Video Clips. InterVU advises NBC that, except as required to provide the services described herein, it does not provide or guarantee any storage or backup of NBC's Audio/Video Clips after the date on which NBC directs InterVU to cease providing such NBC Audio/Video Clips. NBC is responsible for providing any storage, backup and archival history support with respect to the NBC's Audio/Video Clips, whether created by NBC or for NBC by a different party.

        8.4 Intellectual Property Rights. NBC's use of the InterVU Logo and InterVU's use of any NBC trademarks, as authorized under this Agreement, shall be subject to review and prior written consent by InterVU and NBC, respectively. All use by NBC of the InterVU Logo shall inure to the benefit of InterVU and NBC shall not obtain any ownership interests in the InterVU Logo. All use by InterVU of any NBC trademarks shall inure to the benefit of NBC and InterVU shall not obtain any ownership interests in any NBC trademarks. Any use by one party ("Using Party") of the trademarks of the other party ("Owning Party") shall be subject to the Owning Party's then-applicable policies that have been disclosed to the Using Party regarding the use,



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appearance and affixation of such marks and the quality of any materials or products to which such marks are affixed. Upon request, the Using Party shall provide the Owning Party with representative copies of any materials or products to which the trademarks are affixed. The Owning Party shall have the right upon thirty (30) days' prior written notice to terminate the Using Party's rights to use the Owning Party's trademarks in the event that any such policy regarding the use, appearance and affixation of such marks, or the quality of any materials or products to which such marks are affixed, is being materially breached by the Using Party, which breach is not cured within such thirty (30) day period. Except as provided in this Agreement, no party shall, as a result of this Agreement, obtain any ownership interest or other right in any patents, pending patent applications, trade secrets, copyrights, trademarks, trade names or other intellectual property rights of the other party.

        8.5 Independent Contractors. The parties acknowledge that InterVU and NBC are independent contractors, and that nothing in this Agreement shall be construed to create a joint venture, partnership or agency relationship between them.

        8.6 No Assignment. Neither party shall assign, transfer or otherwise dispose of this Agreement or any interest therein, whether voluntarily, by operation of law or otherwise, except to an entity wholly owned by or which wholly owns such party, without the express written consent of the other party. Each party shall give express written notice to the other party of any permitted assignment, transfer or other disposition, and the permitted assignee or transferee shall expressly agree in writing to be bound by the terms and conditions hereof.

        8.7 Choice of Law. This Agreement shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of law.

        8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.9 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

        8.10 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or twenty-four (24) hours after delivery to a courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to each party to be notified at the address indicated for such party at the address specified on the signature page, or at such other address as any party may designate by giving ten (10) days advance written notice to all other parties.

        8.11 Survival. Sections 1, 2.9, 4.4, 4.5, 6, 7 and 8 will survive the expiration or termination of this Agreement.

        8.12 Waiver/Modification: No modification or amendment to, or waiver of, this Agreement will be binding and valid unless it is in writing and executed by the party against whom enforcement is sought. No waiver of a breach of any provision of this Agreement or of any default hereunder shall be deemed a waiver of any other breach or default of this Agreement.

        8.13 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof other than the Non-disclosure and Confidentiality Agreement and the Stock Purchase Agreement.


                           [SIGNATURE PAGE TO FOLLOW]


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

        IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf to be effective as of the date set forth above.

INTERVU INC.,                              NBC MULTIMEDIA, INC.,
a Delaware corporation                     a Delaware corporation


By:  /s/ Harry E. Gruber                   By:  /s/ Edward Sonatis
   ----------------------------------            -------------------------------
Name:  Harry E. Gruber                     Name:  Edward Sonatis
     --------------------------------            -------------------------------
Title:  Chief Executive Officer            Title:  Vice President
      -------------------------------            -------------------------------

Address for Notice:                        Address for Notice:


201 Lomas Santa Fe Drive                   30 Rockefeller Plaza
Solana Beach, CA  92075                    New York, NY 10112
Attn: Harry E. Gruber                      Attn: Legal Department
                                           Fax: (212) 977-7165

                                           with a copy to:

                                           30 Rockefeller Plaza
                                           New York, NY 10112
                                           Attn: Chris Glowacki
                                           Fax: (212) 664-5561


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